EXHIBIT 10.2

FIRST AMENDMENT TO

KEY OFFICER COMPENSATION AGREEMENT

THIS FIRST AMENDMNT TO KEY OFFICER COMPENSATION AGREEMENT (this “Amendment”) dated as of October 15, 2003, (the “Effective Date”), is entered into by and between Georgia Bank & Trust Company of Augusta, a Bank organized and existing under the laws of the State of Georgia (the “Bank”), and R. Daniel Blanton, an executive of the Bank (the “Executive”).

R E C I T A L S:

A. The Bank and the Executive are parties to that certain Executive Salary Continuation and Participation Agreement dated October 1, 2000 (the “Agreement”).

B. The Bank and the Executive wish to amend the Agreement to make the changes set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and in further consideration of the mutual agreements set forth herein, effective as of the Effective Date, the Bank and the Executive hereby agree as follows:

1. DEFINITIONS. Capitalized terms used in this Amendment and not otherwise defined herein have the meanings defined for them in the Agreement.

2. AMENDMENTS TO AGREEMENT AS OF EFFECTIVE DATE. Effective as of the Effective Date, the Agreement is amended as follows:

(A) Section 4.d. is amended in its entirety to read as follows:

“d. Incentive Compensation – Change of Control. In the event of a change of control of the Bank as defined herein, Executive shall be entitled (in additional to the benefits set forth hereinabove) upon closing of the transaction effecting such change of control to a cash payment of an amount equivalent to two times the Executive’s average base salary plus cash bonuses paid during the last (3) years (minus such federal and state income tax withholding and social security taxes as may be applicable to the Bank under federal or state law) as a result of such financial transaction.

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined in a written opinion by a firm of certified public accountants selected by the Bank (such determination to be made within thirty (30) days of a request by the Executive following a change of control) or by the Internal Revenue Service that any payment or distribution by the Bank to or for the benefit of the Executive under this Agreement (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“the Code”) (such excise tax, together with any interest and penalties accrued due to the Executive’s failure to pay or underpayment of such tax in reliance on the opinion of the Bank’s firm of certified public accountants, are hereinafter collectively referred to as the “Excise Tax”) , then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the excise Tax imposed upon the Payments. The Executive shall promptly notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of the Gross-Up Payment. The Executive shall provide the Bank with a reasonable opportunity to contest such claim.

For the purpose of this section, “change in control” of the Bank shall mean:

(i)	any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of beneficial ownership, as such term is defined under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, by a person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of GBFC;

(ii)	the sale of all or substantially all of the assets of the Bank and/or GBFC; or

(iii)	approval by the shareholders of GBFC of a plan of liquidation of GBFC or the Bank.”

(B) Section 4.e. is deleted in its entirety. The Bank and the Executive acknowledge that the Executive is party to a separate Executive Salary Continuation Agreement dated October 1, 2000, that addresses the benefit described in Section 4.e.

(C) Section 4.f. is amended in its entirety to read as follows:

“f. Other. The Executive shall be eligible to participate in the Group Medical and Life Insurance Plan, 401K Savings Plan and Cafeteria Plan, if and to the extent that such are provided to all Bank employees.”

3. AGREEMENT TO REMAIN IN EFFECT. Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

4. GOVERNING LAW, SUCCESSORS AND ASSIGNS, ETC. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5. SEVERABILITY. If any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank and the Executive have caused this Amendment to be duly executed and delivered, effective as of the date first set forth above.

GEORGIA BANK & TRUST COMPANY

By:	/s/ E. G. Meybohm
Its:	Chairman of the Board

/s/ R. Daniel Blanton
R. Daniel Blanton

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